UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 13, 2016

ARGAN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31756	13-1947195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Church Street, Suite 201, Rockville, MD	20850
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 315-0027

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On April 14, 2016, Argan, Inc. (“Argan”) issued a press release announcing its financial results for the fiscal year and fourth quarter ended January 31, 2016.  A copy of Argan’s press release is attached to this report as Exhibit 99.1 and incorporated herein by reference.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On April 13, 2016, GEMMA POWER SYSTEMS, LLC (the “Company”) and its affiliated companies entered into an Amended and Restated Employment Agreement, effective as of February 1, 2016 (the “Employment Agreement”), with their current Chief Executive Officer, William F. Griffin, Jr. (the “Executive”), who is a principal employee of the Company and its affiliates (the Company and the affiliates are sometimes hereinafter referred to together as the “Companies”). The Company is a wholly-owned subsidiary of Argan.

During the term of employment, the Executive shall serve as Chief Executive Officer of the Companies. The Executive is also the current Vice Chairman of the Boards of Directors of the Company and certain of its affiliates, and will continue to serve in such capacities under the Employment Agreement.

Pursuant to the Employment Agreement, the initial term of the Executive’s employment will commence on February 1, 2016 and shall continue until March 17, 2017 unless earlier terminated as provided in the Employment Agreement. The Executive’s employment will automatically renew for successive one (1) year periods, subject to earlier termination as provided in the Employment Agreement, unless the Company or the Executive delivers written notice to the other at least three (3) months prior to the expiration date of the initial term or any renewal term, as the case may be, of its or his election not to renew the term of employment.

For each of the Company’s fiscal years occurring within, or partially within, the employment term, the Company shall pay the Executive base compensation at the annual rate of $1,000,000 with any base compensation prorated for any partial fiscal year within the term. Also, for each fiscal year of the Company occurring within, or partially within, the term of the Executive’s employment, the Executive shall be entitled to additional compensation payable solely on account of the attainment of one or more of the performance goals that are fully described in the Employment Agreement and that are summarized below, with any performance-based compensation prorated for any partial fiscal year within the term:

1)             in the event that the adjusted EBITDA (as defined in the Employment Agreement) of the Companies for any fiscal year equals or exceeds $40,000,000, the Executive shall be entitled to a bonus equal to the sum of (i) $1,000,000, and (ii) six and sixty-seven hundreds percent (6.67%) of the amount by which adjusted EBITDA of the Companies exceeds $40,000,000.  In the event that the adjusted EBITDA of the Companies for any fiscal year is less than $40,000,000, the Executive shall be entitled to no performance-based compensation based thereon;

2)             in the event that the OSHA Recordable Incident Rate (“RIR”) of the Companies for any calendar year during the employment term is less than the national average, the Executive shall be entitled to receive a performance-based compensation payment of either $125,000 or $250,000; and

3)             in the event that success fees, related to the development of power plants and received by the Companies during any fiscal year, equal or exceed $100,000, the Executive shall be entitled to performance-based compensation based thereon equal to $5,000 for each full $100,000 of success fees so received.

Notwithstanding anything to the contrary contained in the foregoing provisions, the total amount of performance-based compensation for any fiscal year earned as a result of the attainment of one or more of the performance goals shall not exceed a total amount of $4,000,000.

In addition to the rights to receive certain employee and other benefits as described in the Employment Agreement, the Company will also provide the Executive with a car allowance in the amount of $1,500 per month.

In the event of a change in control as defined in the Employment Agreement, the Companies shall pay to the Executive, in a single lump sum payment, an amount equal to twenty-four (24) times the base compensation paid to the Executive for the thirty (30) day period ending on the date of the change in control, such payment to be made within thirty (30) days of the change in control. The Executive is also subject to certain confidentiality provisions under the Employment Agreement and, during the term of his employment and for two (2) years thereafter, he is subject to certain non-competition and non-solicitation covenants as more fully described in the Employment Agreement.

The Employment Agreement replaced the Executive’s employment agreement dated as of April 1, 2011, as amended on December 17, 2013, with the Companies (other than GPO).

The foregoing summary of the material terms of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement.  A copy of the Employment Agreement is attached hereto as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description

10.1

Second Amended and Restated Employment Agreement, dated April 13, 2016, by and among Gemma Power Systems, LLC, Gemma Power, Inc., Gemma Power Systems California, Inc., Gemma Power Hartford, LLC, Gemma Renewable Power, LLC, Gemma Power Operations, LLC and William F. Griffin, Jr.

99.1	Press Release issued by Argan on April 14, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGAN, INC.

Date: April 15, 2016	By:	/s/ David H. Watson
David H. Watson
Senior Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1

Second Amended and Restated Employment Agreement, dated April 13, 2016, by and among Gemma Power Systems, LLC, Gemma Power, Inc., Gemma Power Systems California, Inc., Gemma Power Hartford, LLC, Gemma Renewable Power, LLC, Gemma Power Operations, LLC and William F. Griffin, Jr.

99.1	Press Release issued by Argan on April 14, 2016.